Exhibit 99.1

EFACTOR GROUP CORP. ANNOUNCES 1-FOR-60 REVERSE STOCK SPLIT

Capital restructuring positions Company for a potential listing on a national securities exchange

NEW YORK, NY – July 16, 2015 – EFactor Group Corp. (OTCQB:  EFCT) (“EFactor” or the “Company”), the premier business network for entrepreneurs designed to provide a variety of tools and business services to help drive entrepreneurial success, today announced that it is effecting a 1-for-60 reverse stock split of its common stock and preferred stock which will be effective for trading purposes as of the commencement of trading on July 17, 2015.  The board of directors and shareholders of EFactor previously approved the reverse stock split, with the timing and the specific ratio of the reverse stock split to be determined by EFactor’s Chief Executive Officer, to enhance EFactor’s ability to meet the minimum bid price requirements of a national securities exchange.

“We believe the reverse stock split, combined with the improvement in our business fundamentals and the growth in our subscriber base to approximately 1.9 million subscribers, positions us for a potential listing of our shares on a national securities exchange to enable us to capitalize on our future growth,” said Adriaan Reinders, Chief Executive Officer of EFactor.

Beginning at the opening of trading on July 17, 2015, every sixty (60) shares of issued and outstanding common stock will be automatically combined into one (1) share of common stock and every sixty (60) shares of issued and outstanding Series A preferred stock will be automatically combined into one (1) share of Series A preferred stock.  As a result of the reverse stock split, EFactor’s common stock will trade on the OTCQB Marketplace under the symbol "EFCTD". Consistent with regulations, "D" will be added to the end of the trading symbol for a period of 20 trading days to indicate that a stock split has occurred.  EFactor’s common stock will revert to trading under its original symbol "EFCT" after the 20-day trading period.

Holders of shares of common stock held in book-entry form or through a bank, broker or other nominee do not need to take any action in connection with the reverse stock split, and will see the effect of the reverse stock split automatically reflected in their accounts.  Beneficial holders may contact their bank, broker or nominee for more information.  Shareholders who hold physical stock certificates may contact the Company's transfer agent, Pacific Stock Transfer, at (702) 361-3033, in the event they want to exchange their existing certificates for new certificates representing their post-split number of shares (but are not required to do so) or for any other questions relating to their physical stock certificates.

Any fractional shares resulting from the reverse stock split will be rounded up to the nearest whole share.  The Company’s outstanding options and warrants will be adjusted accordingly.

Additional details about the reverse stock split will be included in a Current Report on Form 8-K to be filed by EFactor with the Securities and Exchange Commission.

About EFactor Group Corp.

EFactor Group Corp. is the premier business network for entrepreneurs designed to provide a variety of tools and business services to help drive business success. Through its wholly owned business services subsidiaries, EFactor Group provides its growing entrepreneurial community of approximately 1.9 million members with social networking and education, entrepreneur-focused business services, and financing opportunities including crowd funding. A proprietary selection and matching algorithm to offer specific content and resources tailored to each entrepreneur's unique business needs. With members in all 196 countries in the world across 240 industry groups, EFactor Group has built the only comprehensive entrepreneurial community that serves as a source of inspiration and ideas on platform that also consolidates essential services to foster business growth.

EFactor Group's operations are categorized by the following Business Divisions: 1. Social Networking, 2. Business Services and, 3. Funding. For more information about EFactor Group, please visit http://efactorgroup.com.

Or see our company video here: http://ir.efactorgroup.com/videos/view/4/efactor-video

Cautionary Note on Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not statements of historical fact and often contain words such as "may," "will," "expect," "believe," "anticipate," "plan," "estimate," "seek," "could," "should," "intend," "potential," or words of similar meaning. Forward-looking statements are based on management's current expectations, beliefs, assumptions and estimates regarding our company, industry, economic conditions, government regulations, energy policies, the successful implementation of the reverse stock split, the trading of our common stock on the OTCQB Marketplace following the reverse stock split, and other factors. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements. These risks include risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission, including those in our most recent Form 10-K and any updates thereto in our Forms 10-Q. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release, whether as a result of new information, future events or otherwise, except as required by law.

Company:

Marion Freijsen - Co-Founder/COO

EFactor Group Corp.

Main: +1 650 380 8280

Email: marion@EFactorgoup.com

EFactor email: http://www.EFactor.com/marion

Investor Relations:

John Mattio - Corporate and Investor Communications

EFactor Group Corp.

Main: +1 203 297 3911

Email: john.mattio@EFactor.com